SCHEDULE 14A

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3169 Red Hill Avenue
Costa Mesa, California 92626

May 8, 2012

Dear Stockholder:

As previously disclosed to you, the Annual Meeting of Stockholders of Ceradyne, Inc., a Delaware corporation (the “Company”, “we” or “us”), will be held at the Radisson Hotel located at 4545 MacArthur Boulevard, Newport Beach, California 92660, on Wednesday, May 16, 2012, at 10:00 a.m. local time (the “Annual Meeting”). The notice of the Annual Meeting, a proxy statement and a form of proxy were sent to you on or about April 11, 2012.

As you may be aware, ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass-Lewis”) have each recommended that our stockholders (i) vote against the proposal to approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2012 and (ii) withhold authority to vote for three director nominees, Messrs. Alliegro, Kertson and Lohr, who are the current members of our audit committee. ISS and Glass-Lewis based their recommendations on the fact that non-audit fees (i.e., fees paid to the auditors for services that were not directly related to the audit) for 2011 represented 52.53% of the total fees paid by us to PricewaterhouseCoopers LLP.

We are sending you this letter to provide you with certain additional information which we believe will help address certain misconceptions that we believe led to the recommendations made by ISS and Glass-Lewis and to reaffirm our recommendations that you vote “FOR” the appointment of PricewaterhouseCoopers LLP and “FOR” each of our director nominees, including Messrs. Alliegro, Kertson and Lohr.

The information in this letter is intended to supplement the information provided in the proxy statement relating to the Annual Meeting. Accordingly, this letter should be read in conjunction with, and not in lieu of, the proxy statement. You are urged to carefully review the information provided in this letter and the proxy statement prior to voting your shares.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered during 2010 and 2011 were comprised of the following:

	2010	2011
Audit fees	$1,591,687	$1,395,500
Audit-related fees	—	—
Tax fees	1,478,624	1,541,500	(1)
All other fees	2,600	2,900
Total fees	$3,072,911	$2,939,900

(1)	See the chart below for a more detailed description of the tax fees paid to PricewaterhouseCoopers LLP in 2011.

Audit fees include fees for professional services rendered in connection with the audit of our consolidated financial statements for each year and reviews of our unaudited consolidated quarterly financial statements, as well as fees related to consents and reports in connection with regulatory filings for those fiscal years. Audit fees also include fees for services rendered by PricewaterhouseCoopers LLP in connection with an audit of the effectiveness of our internal control over financial reporting as of December 31, 2010 and 2011, required by Section 404 of the Sarbanes-Oxley Act.

We significantly reduced our audit fees in 2011 primarily as a result of installing and utilizing SAP, a type of enterprise software we now use to manage business operations and streamline the audit process. In addition, we have continually strengthened our internal controls each year, which has resulted in decreases in our external audit fees. Audit fees decreased $196,187, or approximately 12.3%, from 2010 to 2011.

There were no audit-related fees in 2010 or 2011.

Tax fees related primarily to tax compliance and advisory services, preparation of federal and state tax returns for each year, including the determination of the availability of research and development tax credits, and professional services rendered in connection with the IRS examination of our income tax returns. Please see the table below for a more detailed description of the tax fees paid to PricewaterhouseCoopers LLP in 2011.

All other fees in 2010 and 2011 were for the usage of accounting research software.

Tax Fees Paid in 2011

The following table sets forth a more detailed description of the tax fees paid to PricewaterhouseCoopers LLP in 2011.

Fee Type	Fee Paid	Description of Services
Federal and State Tax Return Preparation	$216,500
Includes preparation and review of all tax return and quarterly estimate workpapers and federal and state tax returns. This category includes consultation regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the Company. Fees also reflect assistance with initial adoption of in-house conversion to new One Source tax return preparation software.

International Intellectual Property Tax Planning	$611,000	Includes fees for the design, implementation and testing of a complex but tax efficient international structure that complements our worldwide business plan.
Federal and State Tax Consulting	$408,000
Includes responses to requests regarding federal and state technical interpretations, applicable laws and regulations, and tax accounting. Fees also reflect tax advice on mergers, acquisitions, and restructurings. This includes a $24 million 2010 net operating loss carryback, OID (Original Issue Discount) accounting methods change for a cumulative temporary additional deduction of $33 million, accounting methods change for debt issuance costs and tax basis fixed asset conversion. Fees also reflect work relating to the review of transfer pricing, foreign tax credit, state apportionment and R&D credits at the time of provision. Includes quarterly planning meetings for detailed tax projections and estimated tax calculations and payments.

Transfer Pricing	$111,000	Includes assistance in performing transfer pricing analysis and documentation of our intercompany transactions.
CA Special Apportionment	$110,000
Includes assistance with consultation related to the California special apportionment project related to an $8.2 million tax refund. This includes preparation of 2005-2008 amended California tax returns in accordance with a special apportionment agreement.

ITS General Consulting	$85,000
Includes general tax consulting related to various international tax matters including foreign tax credit, foreign earnings and profits and U.S. treatment of foreign subsidiary income as well as discussions regarding the new Obama administration international tax proposal, cash planning and China structuring.

Total	$1,541,500

International Intellectual Property Tax Planning Fees

As shown in the table above, the single largest component of our tax fees in 2011 related to international intellectual property tax planning. In fact, fees paid for services in this category equaled approximately 40% of the total tax fees paid to PricewaterhouseCoopers LLP in 2011. We incurred these fees in an effort to develop and implement an international tax structure that is intended to drive down our annual US and foreign tax expense over time. Based on our current forecasts, the aggregate tax benefit to us through 2020 from the implementation of the new international structure is expected to be approximately $7.9 million. In addition, based on current forecasts, the annual tax benefit to us is expected to be approximately $2.0 million thereafter. Furthermore, this structure may yield even greater future tax benefits depending on the nature and scope of any future utilization or acquisition of intellectual property assets and lines of business.

The fees to PricewaterhouseCoopers LLP in connection with one-time international intellectual property tax planning will be paid in 2011 and 2012; with an approximate remaining fee balance of $300,000 to be incurred in 2012. We do not expect to incur similar fees for tax services for international intellectual property tax planning after 2012.

All of the professional services rendered by PricewaterhouseCoopers LLP during 2011, including the international intellectual property tax planning fees, were pre-approved by our audit committee in accordance with applicable Securities and Exchange Commission rules.

Discussion of ISS and Glass-Lewis Recommendations

We believe that ISS and Glass-Lewis issued their respective recommendations based solely on the fact that non-audit fees represented 52.53% of the total fees paid by us to PricewaterhouseCoopers LLP in 2011, without analyzing the underlying reasons for the payment of such fees. As we have explained above, we incurred significant fees in 2011 relating to international intellectual property tax planning as a result of which we expect to receive significant future tax benefits. In addition, notwithstanding this one-time expense for tax planning, we were able to reduce the aggregate fees paid to PricewaterhouseCoopers LLP in 2011 as compared to 2010. We believe that all fees paid to PricewaterhouseCoopers LLP were fully justified and in the best interests of the Company and our stockholders.

Board Recommendations

Based on the foregoing, we continue to recommend that our stockholders vote their shares “FOR” approval of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2012 and “FOR” each of the six director nominees, including Messrs. Alliegro, Kertson and Lohr.

Voting Your Shares

Your vote is important. If you have not already voted your shares, we encourage you to do so at this time.

If you have already voted your shares and do not wish to change your vote, no further action is necessary. However, if you wish to change your vote in light of the information contained in this letter, you may revoke your proxy by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a date that is later than the date of your original proxy. Prior to the date of the Annual Meeting, any notice of revocation or subsequent proxy must be delivered to our Secretary at 3169 Red Hill Avenue, Costa Mesa, California 92626, the principal executive office of the Company. On the date of the Annual Meeting, such notice or subsequent proxy should be delivered in person at the Annual Meeting prior to the time of the vote.

Additional Information

If you have any questions or require additional information, please contact me by mail at 3169 Red Hill Avenue, Costa Mesa, California 92626, by telephone at (714) 549-0421, or by electronic mail at jpellizzon@ceradyne.com. In my absence, please contact Cary Okawa, Corporate Controller, at the same address and telephone number, or by electronic mail at cokawa@ceradyne.com.

We sincerely appreciate your consideration of the above information and your investment in Ceradyne.

By Order of the Board of Directors

/s/ Jerrold J. Pellizzon
Jerrold J. Pellizzon
Chief Financial Officer and Corporate Secretary
May 8, 2012